Exhibit 99.1

Sage Therapeutics Appoints Elizabeth Barrett and George Golumbeski to Board of Directors

CAMBRIDGE, Mass. Jan.23, 2019 – Sage Therapeutics (NASDAQ: SAGE), a clinical-stage biopharmaceutical company developing novel medicines to treat life-altering central nervous system (CNS) disorders, today announced the addition of Elizabeth (Liz) Barrett and George Golumbeski, Ph.D., to the company’s board of directors.

“We are extremely pleased to add these two experienced executives to Sage’s board of directors. As Sage continues to advance its programs in development, adding an executive with Liz’s expertise in scaling businesses and launching products globally will be invaluable,” said Jeff Jonas, M.D., chief executive officer of Sage. “We are just as excited to announce that George Golumbeski will be joining our board. Sage has opened the door to a new way of thinking about treating brain disorders, and we believe George’s decades of experience growing companies and advancing innovation through corporate strategy and development will help us achieve our mission of improving lives of people living with CNS disorders.”

Liz Barrett is the president and chief executive officer of UroGen, a clinical-stage biopharmaceutical company focused on non-surgical uro-oncology treatments. She previously served as chief executive officer of Novartis Oncology. In that role, she oversaw more than 10,000 associates in 85 countries and was a member of the Novartis executive committee. Prior to Novartis, she was global president, oncology at Pfizer Inc., where she held a series of leadership positions, including president, Europe, global innovative pharma, president, North America, and president, U.S. oncology business unit. Prior to Pfizer, Ms. Barrett was vice president and general manager of the oncology business unit at Cephalon Inc., where she launched the company into oncology. She has also held senior roles at Johnson & Johnson, working across their oncology, diagnostics, consumer products, and hospital and orthopedic markets sectors.

“Sage’s approach to developing new treatment paths for serious brain disorders is analogous to the work I have led to transform cancer care,” said Ms. Barrett. “I am honored to join a team where bold bets are made, and conventional wisdom is challenged to find important solutions for patients and their healthcare providers.”

George Golumbeski is the president of GRAIL, a health-care company focused on the early detection of cancer. Dr. Golumbeski previously served as executive vice president of Celgene, leading corporate development. During his nine years at Celgene, he fostered new models for inter-company collaboration, and saw Celgene named “Partner of Choice” in the biotechnology industry. Prior to Celgene, Dr. Golumbeski was vice president of business development, licensing, and strategy at Novartis. He also held leadership positions at Elan Pharmaceuticals and Schwarz Pharma, where he focused on neurology and neuropsychiatry therapeutics.

“I am truly pleased to join the team at Sage. Personally, I am deeply aligned with Sage’s commitment to non-incremental innovation and deep science. It is also terribly exciting to return to work on medicines for disorders of the central nervous system, an area of utmost medical need, and the therapeutic area where I began my career,” said Dr. Golumbeski. “I look forward to working with the leadership of Sage as it progresses through many strategic and corporate development crossroads.”

About Sage Therapeutics

Sage Therapeutics is a clinical-stage biopharmaceutical company committed to developing novel medicines to transform the lives of patients with life-altering CNS disorders. Sage’s lead product candidate, ZULRESSO™ (brexanolone) injection, has completed Phase 3 clinical development for postpartum depression and a New Drug Application is currently under review with the U.S. Food and Drug Administration. Sage is developing a portfolio of novel product candidates targeting critical CNS receptor systems, including SAGE-217, which is in Phase 3 development in major depressive disorder and postpartum depression. For more information, please visit www.sagerx.com.

Investor Contact:	Media Contact:
Paul Cox, 617-299-8377	Maureen L. Suda, 585-355-1134
paul.cox@sagerx.com	maureen.suda@sagerx.com

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